Q4 News Release

Calgary, January 31, 2020	Exhibit 99.1

Imperial announces 2019 financial and operating results

•	Full-year earnings of $2,200 million; $4,429 million cash generated from operations

•	Annual production of 398,000 gross oil-equivalent barrels per day, the highest in over 25 years

•	Kearl supplemental crushing capacity online as planned

•	Returned over $2 billion to shareholders in 2019 through share purchases and dividends

	Fourth quarter			Twelve months
millions of Canadian dollars, unless noted	2019	2018	Δ	2019	2018	Δ

Net income (loss) (U.S. GAAP)	271	853	-582	2,200	2,314	-114

Net income (loss) per common share, assuming dilution (dollars)	0.36	1.08	-0.72	2.88	2.86	+0.02

Capital and exploration expenditures	414	493	-79	1,814	1,427	+387

Estimated full-year 2019 net income was $2,200 million, including fourth quarter results of $271 million. 2019 results include a favourable impact, largely non-cash, of $662 million associated with the Alberta corporate income tax rate decrease enacted in June.

The year was characterized by strong volume performance in the upstream, with Kearl’s gross production in excess of 200,000 barrels per day for the second year in a row and Syncrude’s highest annual production in nearly a decade. In the downstream, refinery throughput and petroleum product sales were impacted by significant planned turnaround activities and the fractionation tower incident at Sarnia.

Overall upstream gross oil-equivalent production averaged 398,000 barrels per day in 2019, with total liquids production of 374,000 barrels per day for the year, each at their highest levels in over 25 years. Kearl’s total gross production for 2019 averaged 205,000 barrels per day.

Consistent with plans, Kearl’s supplemental crushing facilities became operational and are expected to further improve reliability, reduce planned downtime, lower unit costs and enable the asset to achieve 240,000 barrels per day of total gross production in 2020.

In 2019, refinery throughput averaged 353,000 barrels per day, with petroleum product sales of 475,000 barrels per day. Throughout the year, refinery utilization rates and sales were impacted by significant planned turnaround activities at the Nanticoke and Sarnia refineries, and by the fractionation tower incident at Sarnia. The new tower was commissioned in December.

“2019 was a year of significant change for the industry in which we operate,” said Brad Corson, chairman, president and chief executive officer. “Against this backdrop, Imperial’s results demonstrate the strength and resilience of the company’s balanced and integrated business model, with cash generated from operating activities totalling $4.4 billion for 2019, the highest in over five years.”

Throughout the year, the company delivered on several key initiatives including startup of Kearl’s supplemental crushers and planned turnaround activities across the business. “Recent investments in growth, reliability, and cost and margin improvement provide a strong foundation for Imperial to continue to grow dividends and deliver value to our shareholders,” said Corson. “I am excited for the opportunity to build upon Imperial’s strengths and lead the company into the new decade.”

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

Fourth quarter highlights

•

Net income of $271 million or $0.36 per share on a diluted basis, compared to net income of $853 million or $1.08 per share in the fourth quarter of 2018. Net income for the full-year 2019 was $2,200 million or $2.88 per share on a diluted basis.

•	Cash generated from operating activities was $1,024 million, up from $871 million in the fourth quarter of 2018. Cash generated from operating activities for the full-year 2019 was $4,429 million.

•

Capital and exploration expenditures totalled $414 million, compared with $493 million in the fourth quarter of 2018. Full-year capital and exploration expenditures totalled $1,814 million, consistent with previously provided guidance.

•

The company returned $467 million to shareholders in the fourth quarter of 2019, including $166 million in dividends and $301 million in share purchases. Throughout the year, the company paid dividends of $631 million or $0.82 per share, and purchased about 38.7 million shares for $1,373 million.

•

Production averaged 398,000 gross oil-equivalent barrels per day, compared to 431,000 barrels per day in the same period of 2018. Fourth quarter results reflect increased planned turnaround activities in 2019 compared to the same period of 2018.

•

Total gross bitumen production at Kearl averaged 208,000 barrels per day (147,000 barrels Imperial’s share), compared to 217,000 barrels per day (154,000 barrels Imperial’s share) in the fourth quarter of 2018. A planned turnaround on one of the asset’s two plants began in early September and was completed in mid-October, impacting total gross production in the fourth quarter by an estimated 19,000 barrels per day (13,000 barrels Imperial’s share).

•	Gross bitumen production at Cold Lake averaged 140,000 barrels per day, compared to 151,000 barrels per day in the same period of 2018. Volumes were impacted by reservoir performance at Nabiye.

•

The company’s share of gross production from Syncrude averaged 66,000 barrels per day, compared to 89,000 barrels per day in the same period of 2018. A planned turnaround, which began in August and completed in November, impacted the company’s share of gross production in the quarter by an estimated 17,000 barrels per day.

•

Shipments through the Edmonton rail terminal averaged 53,000 barrels per day in the fourth quarter, up from 52,000 barrels per day in the third quarter of 2019. Deliveries were ramped up from zero in October to 88,000 barrels per day in December.

•

Refinery throughput averaged 321,000 barrels per day, compared to 408,000 barrels per day in the fourth quarter of 2018. Capacity utilization was 76 percent, compared to 96 percent in the fourth quarter of 2018. The company completed significant planned turnaround activities at the Nanticoke and Sarnia refineries between September and November and commissioned Sarnia’s new fractionation tower in December. As a result, refinery throughput was significantly stronger in December at 414,000 barrels per day.

•	Petroleum product sales were 457,000 barrels per day, compared to 510,000 barrels per day in the fourth quarter of 2018. Lower volumes were mainly due to reduced refinery throughput.

•	Strathcona refinery expansion completed. An expansion of the Strathcona refinery was completed in November and will enable increased heavy crude processing capability and asphalt production.

•

Imperial’s ongoing commitment to research. In 2019, Imperial invested $170 million on research and development, with a focus on reducing greenhouse gas emissions intensity and increasing efficiencies within upstream operations.

•

Lake Tourangeau dedication. In October, local Indigenous groups held a blessing and dedication ceremony before the start of construction on Imperial’s second compensation lake, which is part of the company’s commitment to replace fish habitat impacted by Kearl development. Lake Tourangeau was named by local elders to honour an Indigenous family that has maintained a trap line in the area for generations.

IMPERIAL OIL LIMITED

Fourth quarter 2019 vs. fourth quarter 2018

The company’s net income for the fourth quarter of 2019 was $271 million or $0.36 per share on a diluted basis, compared to net income of $853 million or $1.08 per share in the same period of 2018.

Upstream net income was $96 million in the fourth quarter, an increase of $406 million compared to a net loss of $310 million in the same period of 2018. Improved results reflect higher realizations of about $770 million and lower operating expenses of about $70 million. Results were negatively impacted by lower volumes of about $210 million, higher royalties of about $90 million and unfavourable foreign exchange effects.

West Texas Intermediate (WTI) averaged US$56.81 per barrel in the fourth quarter of 2019, down from US$59.54 per barrel in the same quarter of 2018. Western Canada Select (WCS) averaged US$41.16 per barrel and US$20.02 per barrel for the same periods. The WTI / WCS differential narrowed significantly during the fourth quarter of 2019 to average approximately US$16 per barrel for the quarter, compared to around US$40 per barrel in the same period of 2018.

The Canadian dollar averaged US$0.76 in the fourth quarter of 2019, essentially unchanged from the fourth quarter of 2018.

Imperial’s average Canadian dollar realizations for bitumen increased in the quarter, supported primarily by an increase in WCS. Bitumen realizations averaged $42.80 per barrel in the fourth quarter of 2019, up from $16.73 per barrel in the fourth quarter of 2018. The company’s average Canadian dollar realizations for synthetic crude increased significantly relative to WTI in the quarter, primarily due to the narrowing of the western Canadian light crude differential. Synthetic crude realizations averaged $74.12 per barrel in the fourth quarter of 2019, up from $47.63 per barrel in the same period of 2018.

Total gross production of Kearl bitumen averaged 208,000 barrels per day in the fourth quarter (147,000 barrels Imperial’s share), compared to 217,000 barrels per day (154,000 barrels Imperial’s share) in the fourth quarter of 2018.

Gross production of Cold Lake bitumen averaged 140,000 barrels per day in the fourth quarter, compared to 151,000 barrels per day in the same period of 2018. Volumes were impacted by reservoir performance at Nabiye.

The company’s share of gross production from Syncrude averaged 66,000 barrels per day, compared to 89,000 barrels per day in the fourth quarter of 2018. Lower production was mainly due to planned turnaround activity.

Downstream net income was $225 million in the fourth quarter, compared to $1,142 million in the fourth quarter of 2018. Earnings were negatively impacted by lower margins of about $680 million and planned turnaround activities of about $220 million.

Refinery throughput averaged 321,000 barrels per day, compared to 408,000 barrels per day in the fourth quarter of 2018. Capacity utilization was 76 percent, compared to 96 percent in the fourth quarter of 2018. Reduced throughput was mainly due to planned turnaround activity at Nanticoke.

Petroleum product sales were 457,000 barrels per day, compared to 510,000 barrels per day in the fourth quarter of 2018. Lower petroleum product sales were mainly due to lower refinery throughput.

Chemical recorded a net loss of $2 million in the fourth quarter, compared to net income of $55 million from the same quarter of 2018, primarily due to lower margins.

Corporate and other expenses were $48 million in the fourth quarter, compared to $34 million in the same period of 2018.

Cash flow generated from operating activities was $1,024 million in the fourth quarter, up from $871 million in the corresponding period in 2018, primarily reflecting favourable working capital effects, partially offset by lower earnings.

IMPERIAL OIL LIMITED

Investing activities used net cash of $399 million in the fourth quarter, compared with $463 million used in the same period of 2018.

Cash used in financing activities was $438 million in the fourth quarter, compared with $568 million used in the fourth quarter of 2018. Dividends paid in the fourth quarter of 2019 were $166 million. The per share dividend paid in the fourth quarter was $0.22, up from $0.19 in the same period of 2018. During the fourth quarter, the company, under its share purchase program, purchased about 9 million shares for $301 million, including shares purchased from Exxon Mobil Corporation. In the fourth quarter of 2018, the company purchased about 10.1 million shares for $410 million.

The company’s cash balance was $1,718 million at December 31, 2019, versus $988 million at the end of 2018.

The company currently anticipates exercising its share purchases uniformly over the duration of the program. Purchase plans may be modified at any time without prior notice.

IMPERIAL OIL LIMITED

Full-year highlights

•	Net income of $2,200 million, compared to net income of $2,314 million in 2018.

•	Net income per share on a diluted basis was $2.88, up from net income per share of $2.86 in 2018.

•	Cash flow generated from operating activities was $4,429 million, up from $3,922 million in 2018.

•	Capital and exploration expenditures totalled $1,814 million. In 2020, capital and exploration expenditures are expected to range between $1.6 billion to $1.7 billion.

•	Gross oil-equivalent production averaged 398,000 barrels per day, up from 383,000 barrels per day in 2018.

•	Refinery throughput averaged 353,000 barrels per day, compared to 392,000 barrels per day in 2018.

•	Petroleum product sales were 475,000 barrels per day, compared to 504,000 barrels per day in 2018.

•	Per share dividends declared during the year totalled $0.85, up from $0.73 per share in 2018.

•	Returned over $2 billion to shareholders through share purchases and dividends.

Full-year 2019 vs. full-year 2018

Net income in 2019 was $2,200 million, or $2.88 per share on a diluted basis, compared to net income of $2,314 million or $2.86 per share in 2018. 2019 results include a favourable impact, largely non-cash, of $662 million associated with the Alberta corporate income tax rate decrease. On June 28, 2019, the Alberta government enacted a 4 percent decrease in the provincial tax rate, from 12 percent to 8 percent by 2022.

Upstream net income was $1,348 million for the year, reflecting the favourable impact associated with the decreased Alberta corporate income tax rate of $689 million. Excluding this impact, 2019 net income was $659 million, up $797 million compared to a net loss of $138 million in 2018. Improved results reflect higher crude oil realizations of about $1,000 million, as well as higher volumes of about $350 million primarily at Syncrude and Norman Wells. Results were negatively impacted by higher royalties of about $230 million, higher operating expenses of about $190 million and lower Cold Lake volumes of about $120 million.

West Texas Intermediate averaged US$57.03 per barrel in 2019, down from US$65.03 per barrel in 2018. Western Canada Select averaged US$44.29 per barrel and US$38.71 per barrel for the same periods. The WTI / WCS differential narrowed to average approximately US$13 per barrel in 2019, from around US$26 per barrel in 2018.

The Canadian dollar averaged US$0.75 in 2019, a decrease of US$0.02 from 2018.

Imperial’s average Canadian dollar realizations for bitumen increased in 2019, supported primarily by an increase in WCS and lower diluent costs. Bitumen realizations averaged $50.02 per barrel, up from $37.56 per barrel in 2018. The company’s average Canadian dollar realizations for synthetic crude increased relative to WTI, primarily due to the narrowing of the western Canadian light crude differential. Synthetic crude realizations averaged $74.47 per barrel, up from $70.66 per barrel in 2018.

Total gross production of Kearl bitumen averaged 205,000 barrels per day in 2019 (145,000 barrels Imperial’s share), compared to 206,000 barrels per day (146,000 barrels Imperial’s share) in 2018.

Gross production of Cold Lake bitumen averaged 140,000 barrels per day in 2019, compared to 147,000 barrels per day in 2018.

During 2019, the company’s share of gross production from Syncrude averaged 73,000 barrels per day, up from 62,000 barrels per day in 2018. Higher production was mainly due to the absence of production impacts from the 2018 power disruption.

IMPERIAL OIL LIMITED

Downstream net income was $961 million, compared to $2,366 million in 2018. Earnings were negatively impacted by lower margins of about $1,130 million, reliability events of about $150 million, including the fractionation tower incident at Sarnia, higher net planned turnaround impacts of about $140 million, and lower sales volumes of about $130 million. These factors were partially offset by favourable foreign exchange impacts of about $90 million.

Refinery throughput averaged 353,000 barrels per day in 2019, compared to 392,000 barrels per day in 2018. Capacity utilization was 83 percent, compared to 93 percent in 2018. Reduced throughput was mainly due to higher planned turnaround activities and impacts from the Sarnia fractionation tower incident.

Petroleum product sales were 475,000 barrels per day in 2019, compared to 504,000 barrels per day in 2018. Lower petroleum product sales were mainly due to lower refinery throughput.

Chemical net income was $108 million in 2019, compared to $275 million in 2018, primarily due to lower margins.

Corporate and other expenses were $217 million in 2019, compared to $189 million in 2018.

Cash flow generated from operating activities was $4,429 million in 2019, up from $3,922 million in 2018, primarily reflecting favourable working capital effects, partially offset by lower earnings excluding the impact associated with the Alberta corporate income tax rate decrease.

Investing activities used net cash of $1,704 million in 2019, compared with $1,559 million used in 2018, primarily reflecting higher additions to property, plant and equipment.

Cash used in financing activities was $1,995 million in 2019, compared with $2,570 million used in 2018. Dividends paid in 2019 were $631 million. The per share dividend paid in 2019 was $0.82, up from $0.70 in 2018. During 2019, the company, under its share purchase program, purchased about 38.7 million shares for $1,373 million, including shares purchased from Exxon Mobil Corporation. In 2018, the company purchased about 48.7 million shares for $1,971 million.

Key financial and operating data follow.

IMPERIAL OIL LIMITED

Forward-looking statements

Statements of future events or conditions in this release, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, propose, plan, goal, target, estimate, expect, future, continue, likely, may, should, will and similar references to future periods. Disclosure related to Kearl production outlook and growth, including the impact of supplemental crushing facilities; the company’s strength and resilience from integration; the ability to grow dividends and deliver shareholder value; the ability to reduce greenhouse gas emissions intensity and increase efficiency through research and development; the capacity and production impact of the Strathcona refinery expansion; anticipated purchases under the share purchase program; and planned capital and exploration expenditures constitute forward-looking statements.

Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and mix; commodity prices and foreign exchange rates; production rates, growth and mix; project plans, dates, costs, capacities and execution; production life and resource recoveries; cost savings; applicable laws and government policies; and capital and environmental expenditures could differ materially depending on a number of factors. These factors include changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products and resulting price and margin impacts; transportation for accessing markets; political or regulatory events, including changes in law or government policy, applicable royalty rates and tax laws; third party opposition to operations and projects; environmental risks inherent in oil and gas exploration and production activities; environmental regulation, including climate change and greenhouse gas regulation and changes to such regulation; currency exchange rates; availability and allocation of capital; availability and performance of third party service providers; unanticipated operational disruptions; management effectiveness; project management and schedules; response to technological developments; operational hazards and risks; cybersecurity incidents; disaster response preparedness; the ability to develop or acquire additional reserves; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

In this release all dollar amounts are expressed in Canadian dollars unless otherwise stated. This release should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

Attachment I

	Fourth Quarter		Twelve Months
millions of Canadian dollars, unless noted	2019	2018	2019	2018

Net Income (loss) (U.S. GAAP)
Total revenues and other income	8,160	7,890	34,139	35,099
Total expenses	7,795	6,804	32,093	32,026
Income (loss) before income taxes	365	1,086	2,046	3,073
Income taxes	94	233	(154)	759
Net income (loss)	271	853	2,200	2,314

Net income (loss) per common share (dollars)	0.36	1.08	2.88	2.87
Net income (loss) per common share - assuming dilution (dollars)	0.36	1.08	2.88	2.86

Other Financial Data

Gain (loss) on asset sales, after tax	11	17	42	38

Total assets at December 31			42,187	41,456

Total debt at December 31			5,190	5,180

Shareholders’ equity at December 31			24,276	24,489

Capital employed at December 31			29,490	29,692

Dividends declared on common stock
Total	164	149	646	587
Per common share (dollars)	0.22	0.19	0.85	0.73

Millions of common shares outstanding
At December 31			743.9	782.6
Average - assuming dilution	749.9	789.6	765.0	810.1

IMPERIAL OIL LIMITED

Attachment II

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2019	2018	2019	2018

Total cash and cash equivalents at period end	1,718	988	1,718	988

Net income (loss)	271	853	2,200	2,314
Adjustments for non-cash items:
Depreciation and depletion	397	410	1,598	1,509
Impairment of intangible assets	-	-	-	46
(Gain) loss on asset sales	(12)	(25)	(46)	(54)
Deferred income taxes and other	122	321	(237)	806
Changes in operating assets and liabilities	246	(688)	914	(699)
Cash flows from (used in) operating activities	1,024	871	4,429	3,922

Cash flows from (used in) investing activities	(399)	(463)	(1,704)	(1,559)
Proceeds associated with asset sales	16	25	82	59

Cash flows from (used in) financing activities	(438)	(568)	(1,995)	(2,570)

IMPERIAL OIL LIMITED

Attachment III

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2019	2018	2019	2018

Net income (loss) (U.S. GAAP)
Upstream	96	(310)	1,348	(138)
Downstream	225	1,142	961	2,366
Chemical	(2)	55	108	275
Corporate and other	(48)	(34)	(217)	(189)
Net income (loss)	271	853	2,200	2,314

Revenues and other income
Upstream	3,297	2,290	13,297	11,170
Downstream	5,810	6,295	25,235	26,837
Chemical	226	331	1,161	1,518
Eliminations / Corporate and other	(1,173)	(1,026)	(5,554)	(4,426)
Revenues and other income	8,160	7,890	34,139	35,099

Purchases of crude oil and products
Upstream	1,802	1,320	6,566	5,833
Downstream	4,270	3,662	19,332	19,326
Chemical	136	174	667	831
Eliminations	(1,180)	(1,031)	(5,581)	(4,449)
Purchases of crude oil and products	5,028	4,125	20,984	21,541

Production and manufacturing expenses
Upstream	1,026	1,114	4,440	4,305
Downstream	514	394	1,829	1,606
Chemical	69	56	251	210
Eliminations	-	-	-	-
Production and manufacturing expenses	1,609	1,564	6,520	6,121

Capital and exploration expenditures
Upstream	273	345	1,248	991
Downstream	120	133	484	383
Chemical	7	6	34	25
Corporate and other	14	9	48	28
Capital and exploration expenditures	414	493	1,814	1,427

Exploration expenses charged to income included above	5	6	47	19

IMPERIAL OIL LIMITED

Attachment IV

Operating statistics	Fourth Quarter		Twelve Months
	2019	2018	2019	2018

Gross crude oil and natural gas liquids (NGL) production
(thousands of barrels per day)
Kearl	147	154	145	146
Cold Lake	140	151	140	147
Syncrude	66	89	73	62
Conventional	15	11	14	5
Total crude oil production	368	405	372	360
NGLs available for sale	2	2	2	1
Total crude oil and NGL production	370	407	374	361

Gross natural gas production (millions of cubic feet per day)	169	144	145	129

Gross oil-equivalent production (a)	398	431	398	383
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Kearl	142	130	140	135
Cold Lake	115	128	114	120
Syncrude	61	89	65	60
Conventional	16	12	13	5
Total crude oil production	334	359	332	320
NGLs available for sale	1	1	1	2
Total crude oil and NGL production	335	360	333	322

Net natural gas production (millions of cubic feet per day)	163	138	144	126

Net oil-equivalent production (a)	362	383	357	343
(thousands of oil-equivalent barrels per day)

Kearl blend sales (thousands of barrels per day)	214	230	204	207
Cold Lake blend sales (thousands of barrels per day)	173	201	183	199
NGL sales (thousands of barrels per day)	6	8	6	6

Average realizations (Canadian dollars)
Bitumen (per barrel)	42.80	16.73	50.02	37.56
Synthetic oil (per barrel)	74.12	47.63	74.47	70.66
Conventional crude oil (per barrel)	43.44	22.95	51.81	41.84
NGL (per barrel)	20.47	38.18	22.83	38.66
Natural gas (per thousand cubic feet)	2.02	2.59	2.05	2.43

Refinery throughput (thousands of barrels per day)	321	408	353	392
Refinery capacity utilization (percent)	76	96	83	93

Petroleum product sales (thousands of barrels per day)
Gasolines	248	258	249	255
Heating, diesel and jet fuels	161	189	167	183
Heavy fuel oils	11	27	21	26
Lube oils and other products	37	36	38	40
Net petroleum products sales	457	510	475	504

Petrochemical sales (thousands of tonnes)	153	181	732	807
(a)	Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.

IMPERIAL OIL LIMITED

Attachment V

	Net income (loss) (U.S. GAAP) millions of Canadian dollars	Net income (loss) per common share - diluted (a) Canadian dollars

2015
First Quarter	421	0.50
Second Quarter	120	0.14
Third Quarter	479	0.56
Fourth Quarter	102	0.12
Year	1,122	1.32

2016
First Quarter	(101)	(0.12)
Second Quarter	(181)	(0.21)
Third Quarter	1,003	1.18
Fourth Quarter	1,444	1.70
Year	2,165	2.55

2017
First Quarter	333	0.39
Second Quarter	(77)	(0.09)
Third Quarter	371	0.44
Fourth Quarter	(137)	(0.16)
Year	490	0.58

2018
First Quarter	516	0.62
Second Quarter	196	0.24
Third Quarter	749	0.94
Fourth Quarter	853	1.08
Year	2,314	2.86

2019
First Quarter	293	0.38
Second Quarter	1,212	1.57
Third Quarter	424	0.56
Fourth Quarter	271	0.36
Year	2,200	2.88
(a)	Computed using the average number of shares outstanding during each period. The sum of the quarters presented may not add to the year total.